Exhibit 107
Calculation of Filing Fee Tables
Schedule TO
VERVE THERAPEUTICS, INC.
(Name of Subject Company (issuer))
RIDGEWAY ACQUISITION CORPORATION
(Offeror)
an indirect wholly-owned subsidiary of
ELI LILLY AND COMPANY
(Parent of Offeror)
(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table
1-Transaction
Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$1,107,733,496.92	0.00015310	$169,594.00

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,107,733,496.92

Total Fees Due for Filing			$169,594.00

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$169,594.00

*
Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 89,320,995 shares of common stock, par value $0.001 per share (the “Shares”), of Verve Therapeutics, Inc., a Delaware corporation (“Verve”), issued and outstanding (inclusive of Shares that are subject to vesting or forfeiture restrictions granted pursuant to a Verve equity incentive plan, program or arrangement), and (B) $11.11, the average of the high and low sales prices per Share on June 20, 2025, as reported by the Nasdaq Global Select Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”), (ii) the product of (A) 9,088,218 Shares subject to issuance pursuant to outstanding stock options with an exercise price less than $10.50 and (B) $5.57, the difference between the Reference Price and $5.54, the weighted average exercise price of such options, (iii) the product of (A) 2,515,274 Shares subject to issuance pursuant to outstanding stock options with an exercise price equal to or greater than $10.50 and less than $13.50 and (B) zero (as the difference between the Reference Price and $12.67, the weighted average exercise price of such options equals a negative value), (iv) the product of (A) 3,296,082 Shares subject to issuance pursuant to outstanding restricted stock unit awards and (B) the Reference Price and (v) the product of (A) 2,532,529 Shares subject to issuance pursuant to the outstanding purchase rights under the Verve Therapeutics, Inc. Amended and Restated 2021 Employee Stock Purchase Plan and (B) the Reference Price. The calculation of the filing fee is based on information provided by Verve as of June 20, 2025.

**
The amount of the filing fee was calculated in accordance with Rule
0-11
of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.